UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

GLOBAL WATER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37756	90-0632193
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21410 N. 19th Avenue #220, Phoenix, Arizona

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (480) 360-7775

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On November 17, 2016, certain wholly-owned subsidiaries (the “Subsidiaries”) of Global Water Resources, Inc. (the “Company”), Global Water, LLC; CP Water Company, LLC; Global Water – Santa Cruz Water Company, LLC; Global Water – Palo Verde Utilities Company, LLC; Water Utility of Northern Scottsdale, LLC; Water Utility of Greater Tonopah, LLC; Valencia Water Company, LLC (“Valencia”); and Willow Valley Water Co., LLC (“Willow”), entered into the First Amendment to Service Agreement (the “Amendment”) with Global Water Management, LLC (“FATHOM”).  The Amendment amends the Service Agreement (the “Agreement”), dated June 5, 2013, previously entered into among the parties.

Pursuant to the Amendment, (i) FATHOM will replace existing meters and related automated metering infrastructure for a one-time fee of approximately $10,867,100; (ii) the initial term of the Agreement will be extended to December 31, 2026; (iii) in consideration for the extension, the initial fee for recurring services will be reduced from $7.79 to $6.24 per month per customer; and (iv) the Company will not be required to continue to pay an ongoing fee related to the divested customers from the Valencia and the Willow utilities in accordance with Section 15.3 of the Agreement.

Trevor Hill, Chairman of the Company’s board of directors, is the Chairman and Chief Executive Officer of FATHOM and owns an approximate 12% interest in FATHOM.

The foregoing summary of the terms of the Amendment is qualified in its entirety by the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	First Amendment to Service Agreement, dated November 17, 2016, by and among the Subsidiaries and FATHOM

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL WATER RESOURCES, INC.

Date: November 18, 2016	/s/ Michael J. Liebman
Michael J. Liebman
Chief Financial Officer